UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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SHARPS TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear [Investor],

I am writing to ask for your support regarding our upcoming 2025 Special Meeting of Stockholders.

You will shortly receive a proxy form via email. Signing this will register your vote on the proxy and authorize our Principal Executive Officer, Paul K. Danner, and our Chief Investment Officer, Alice Zhang, to represent your shares at the meeting in accordance with your instructions. Please review and sign no later than Tuesday Oct 7th 6pm ET, thank you!

The proxy presents the following proposals, which our Board has unanimously recommended a vote FOR:

1.	Election of Annemarie Tierney as incoming Independent Director

a.	Annemarie Tierney is a seasoned financial services strategist/lawyer with substantial Board of Director, SEC, law firm, and in-house legal experience. Ms. Tierney served as the Vice President, Head of Strategy and New Markets/Counselor to New Markets of Nasdaq Private Market, LLC from March 2015 to April 2018. Ms. Tierney has also served as Executive Vice President – Legal at SecondMarket Holdings, Inc. (now Digital Currency Group), NYFIX, Inc., NYSE Euronext and U.S. Securities and Exchange Commission.

2.	In-Kind Investors Warrant Proposal

a.	This will foster alignment between all of our investors, ensuring that everyone will have their shares unlocked and tradeable upon the resale registration statement being declared effective by the SEC.

3.	Strategic Advisor Warrant Proposal

a.	Sol Markets, led by James Zhang, has been instrumental in positioning Sharps as a top 3 Solana digital assets treasury company.

4.	Adjournment Proposal – Flexibility to adjourn the meeting if needed to secure quorum or additional votes.

Your support is much appreciated by voting “FOR” all proposals, you are enabling Sharps to grow its strategy further and expand its role as a key participant in the Solana ecosystem and the broader digital asset economy.

Warm regards,

Sharps Technology, Inc.